Exhibit 10.16

HORIZON HEALTH CORPORATION

ANNUAL INCENTIVE BONUS PLAN – FISCAL 2006

James K. Newman Chairman and CEO:	Shall have a bonus base of one hundred (100%) percent of fiscal 2006 base salary; and shall earn a bonus for fiscal 2006 from zero (0%) percent to one hundred fifty (150%) percent of fiscal 2006 base salary based upon satisfaction of certain performance targets established by the Compensation Committee of the Board of Directors.

David K. White, Ph.D. President and COO:	Shall have a bonus base of seventy-five (75%) percent of fiscal 2006 base salary; and shall earn a bonus for fiscal 2006 from zero (0%) percent to one hundred (100%) percent of fiscal 2006 base salary based upon satisfaction of certain performance targets established by the Compensation Committee of the Board of Directors.

John E. Pitts Executive Vice President - Finance and CFO:	Shall have a bonus base of fifty (50%) percent of fiscal 2006 base salary; and shall earn a bonus for fiscal 2006 from zero (0%) percent to seventy (70%) percent of fiscal 2006 base salary based upon satisfaction of certain performance targets established by the Compensation Committee of the Board of Directors.

Donald W. Thayer Executive Vice President - Acquisitions and Development:	Shall have a bonus base of fifty (50%) percent of fiscal 2006 base salary; and shall earn a bonus for fiscal 2006 from zero (0%) percent to seventy (70%) percent of fiscal 2006 base salary based upon satisfaction of certain performance targets established by the Compensation Committee of the Board of Directors.

David K. Meyercord Executive Vice President - Administration and General Counsel:	Shall have a bonus base of fifty (50%) percent of fiscal 2006 base salary; and shall earn a bonus for fiscal 2006 from zero (0%) percent to seventy (70%) percent of fiscal 2006 base salary based upon satisfaction of certain performance targets established by the Compensation Committee of the Board of Directors.

*	Bonuses will be earned on a prorated basis, with zero (0%) percent of base salary earned in the event the Company achieves less than eighty (80%) percent of the performance target for the fiscal year, one-half of the bonus base earned at eighty (80%) percent achievement, thereafter graduated up to the bonus base being earned at one hundred (100%) percent achievement of the performance target, and thereafter graduated up to respective maximum bonus in the event the Company achieves one hundred fifteen (115%) percent or more of the performance target.

DEFERRED INCENTIVE AWARD PLAN – FISCAL 2006

The executive officers of the Company named above have been granted deferred incentive awards on the following basis:

(a)	Each executive officer has a deferred incentive award base of fifty percent (50%) of 2006 base salary (except for Mr. Newman who has a bonus base of one hundred percent (100%) and Dr. White who has a bonus base of seventy-five percent (75%) of their 2006 base salary) and may earn from zero percent (0%) to seventy percent (70%) of fiscal 2005 base salary (one hundred fifty percent (150%) in the case of Mr. Newman and one hundred percent (100%) in the case of Dr. White) based upon the Company’s actual audited fiscal 2006 earnings per share as compared to budgeted fiscal 2006 earnings per share. For officers other than Mr. Newman and Dr. White, deferred incentive awards are earned on a prorated basis, with zero percent (0%) of bonus base salary earned at achievement of eighty percent (80%) or less of target; twenty-five percent (25%) of base salary earned at eighty percent (80%) achievement thereafter graduated up to fifty percent (50%) of base salary earned at one hundred percent (100%) achievement; and then further graduated up to seventy percent (70%) of base salary in the event the Company achieves one hundred fifteen percent (115%) or more of the budgeted target. In the case of Mr. Newman, the deferred incentive award is earned fifty percent (50%) of base salary at eighty percent (80%) achievement graduated up to one hundred percent (100%) of base salary at one hundred percent (100%) achievement and further graduated up to one hundred fifty percent (150%) of base salary at one hundred fifteen percent (115%) or more achievement. In the case of Dr. White, the deferred incentive award is earned thirty-seven and one-half percent (37.5%) of base salary at eighty percent (80%) achievement graduated up to seventy-five percent (75%) of base salary at one hundred percent (100%) achievement and further graduated up to one hundred percent (100%) of base salary at one hundred fifteen percent (115%) or more achievement.

(b)	Deferred incentive awards are payable in four installments with the first installment due when the audited financial results and satisfaction of the performance target are determined after the end of the 2006 fiscal year. The other three installments are payable annually thereafter subject to the continued employment of the officer by the Company. If the employment of the officer terminates for any reason other than death, disability or retirement, any unvested, unpaid installments are forfeited. All unvested installments, become fully vested and are payable in the event of a change in control of the Company.

(c)	The deferred incentive award is payable one-half in cash and one-half in restricted stock. The total number of shares of restricted stock will be determined by dividing the dollar value of one-half of the total deferred incentive award that is earned by the closing stock price of the Common Stock of the Company on the last day of its fiscal 2006 year. Each installment is payable one-half in cash and one-half in restricted stock.